Exhibit 5.1

600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com

May 18, 2010

NuStar Energy L.P.

2330 N. Loop 1604 West

San Antonio, Texas 78248

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering and sale of up to 5,060,000 common units representing limited partner interests in the Partnership (including the common units to be issued upon exercise of the underwriters’ option to purchase up to 660,000 additional common units) (the “Common Units”) pursuant to the Partnership’s automatic shelf registration statement on Form S-3ASR (Registration No. 333-166797), filed under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on May 13, 2010 (the “Registration Statement”). A prospectus supplement dated May 14, 2010, which together with the accompanying prospectus dated May 13, 2010 shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), regulations, corporate records and documents, including the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated March 18, 2003, as amended to date (the “Partnership Agreement”), certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Common Units will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement dated May 14, 2010 relating to the offer and sale of the Common Units (the “Underwriting Agreement”).

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Common Units by the Partnership in accordance with the terms of the Underwriting Agreement has been duly authorized by the general partner of the Partnership and (ii) when the Common Units have been issued and delivered in accordance with the terms of the Underwriting Agreement, the Common Units will

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NuStar Energy L.P.

May 18, 2010

be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus.

We express no opinion other than as to the federal laws of the United States of America and the Delaware LP Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws).

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP